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EXHIBIT 22.1
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Subsidiaries of Registrant
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CyberHighway, Inc., an Idaho corporation


Santa Fe Wireless Internet, Inc., a New Mexico corporation


Missouri Cable TV Corp., a Louisiana corporation


USURF America Internet Design, Inc., a Louisiana corporation


USURF Wireless, Inc., a Louisiana corporation